Exhibit 99.1

Opexa Therapeutics Reports Third Quarter 2013 Financial Results and Provides Corporate Update

THE WOODLANDS, Texas--(BUSINESS WIRE)--November 7, 2013--Opexa Therapeutics, Inc. (NASDAQ: OPXA), a biotechnology company developing Tcelna®, a novel T-cell immunotherapy for the treatment of multiple sclerosis (MS), today reported financial results for the third quarter ended September 30, 2013 and provided an overview of the Company’s recent corporate developments.

Recent highlights include:

  Clinical
    As of November 6, 2013, enrolled 100 patients in the Phase IIb “Abili-T” clinical study of Tcelna (imilecleucel-T) in patients with Secondary Progressive Multiple Sclerosis (SPMS). The Abili-T clinical trial is a randomized, double-blind, placebo-controlled study designed to enroll 180 patients at approximately 33 leading clinical sites in the U.S. and Canada.
    Furthered the accumulation of comprehensive patient data to support Opexa’s Immune Monitoring Program initiative in conjunction with the Abili-T trial, including the potential identification of biomarkers for SPMS and further understanding of the immunopathology of SPMS.
  Financial
    Reported cash and cash equivalents of $20,172,485 as of September 30, 2013.
    Closed an underwritten public offering of 12 million shares of common stock in August 2013 and sold an additional 900,000 shares of common stock in September 2013 through the exercise of an over-allotment option granted to the underwriter of the public offering, with aggregate gross proceeds of $19.4 million, or net proceeds of approximately $17.4 million after deducting underwriting discounts and commissions and estimated offering expenses.
    Eliminated debt on Opexa’s consolidated balance sheet through the conversion into common stock of the remaining July 2012 convertible secured promissory notes in an aggregate principal amount of $3.185 million.
    Terminated the remaining $500,000 deposit control agreement in connection with conversion of the July 2012 convertible secured promissory notes, resulting in the funds being reported as cash and cash equivalents on the consolidated balance sheet instead of as restricted cash.
  Operational
    Strengthened the team with the addition of several talented individuals dedicated to furthering the Company’s development initiatives, including enhancing the manufacturing and delivery of Tcelna.

“We recently reached a major milestone by enrolling the 100th patient into the Abili-T study," commented Neil K. Warma, Opexa’s President and Chief Executive Officer. "With the recent addition of three new clinical trial sites in the U.S., we now have 33 centers across North America participating in the Abili-T study,” added Mr. Warma. “We expect to complete enrollment of 180 patients in early 2014 and release the top-line results of the study in the middle of 2016.”

“On the financial front, we focused our efforts this quarter on strengthening and cleaning up our balance sheet,” commented Karthik Radhakrishnan, Opexa’s Chief Financial Officer. “Following the receipt of net proceeds of approximately $17.4 million through our August 2013 public offering and the subsequent exercise of the underwriters’ over-allotment option, we ended the quarter with over $20 million of cash and cash equivalents. In addition, we eliminated the remaining $3.185 million principal amount of the July 2012 convertible secured promissory notes through the conversion of principal and accrued interest into shares of our common stock,” added Mr. Radhakrishnan.

“The Company’s cash position is the highest it has been at any previous quarter-end in its recent history, and this positions Opexa to pursue shareholder value by continuing to execute on our clinical mission,” added Mr. Warma. “With the recent infusion of capital along with the conversion of the July 2012 Notes into common stock, our cash position now takes us into the first quarter of 2015.”

Third Quarter Financial Results

Opexa reported revenue of $348,837 and $917,774 for the three and nine months ended September 30, 2013, respectively. The revenue is related to the recognized portion of the $5 million upfront payment received from Merck Serono in conjunction with the Option and License Agreement entered into between Opexa and Merck Serono during February 2013. The unearned revenue is being recognized over the expected term of Merck’s period to exercise its option to license Tcelna for MS. No revenues were recognized during the three and nine months ended September 30, 2012.

Research and development expenses were $2,494,463 and $6,338,859 for the three and nine months ended September 30, 2013, respectively, compared with $1,455,938 and $4,504,243 for the three and nine months ended September 30, 2012, respectively. The increase was primarily due to costs associated with the initiation of clinical sites and increasing enrollment of patients for the Abili-T clinical study, including increases in manufacturing, the number of employees and registration costs in connection with the Company’s patent portfolio. Expenses were partially offset by costs associated with the training and qualification activities preceding the commencement of the Abili-T clinical trial in the second half of 2012.

General and administrative expenses for the three and nine months ended September 30, 2013 were $626,668 and $2,479,708, respectively, compared with $532,474 and $1,878,236 for the three and nine months ended September 30, 2012, respectively. The increase was primarily due to a modest increase in employees to support the ongoing clinical trial and increases in legal and stock compensation expenses. The increase for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 was partially offset by a decrease in other professional fees.

Depreciation and amortization expense for the three and nine months ended September 30, 2013 was $90,935 and $258,144, respectively, compared with $81,514 and $225,365 for the three and nine months ended September 30, 2012, respectively. The increase in expense for the three months ended September 30, 2013 compared to the three months ended September 30, 2012 is primarily due to increases in depreciation for laboratory and manufacturing equipment acquired during 2013 and leasehold improvements during 2013 to support increased development activities. The increase in expenses for the nine months ended September 30, 2013 compared to the nine months ended September 30, 2012 is primarily due to increases in depreciation for laboratory and manufacturing equipment acquired during 2012 and 2013, leasehold improvements during 2013 and software obtained during 2012 to support increased development activities.

Interest expense for the three and nine months ended September 30, 2013 was $346,239 and $2,267,293, respectively, compared with $151,029 and $152,002 for the three and nine months ended September 30, 2012, respectively. Interest expense for the three months ended September 30, 2013 was primarily related to the amortized debt discount on the remaining July 2012 convertible secured promissory notes for the three months through the conversion date of September 24, 2013 and the amortization of the financing fees over the term of the July 2012 Notes for the three months through the conversion date. Interest expense for the three months ended September 30, 2012 related to the amortized debt discount and interest on the July 2012 Notes and the amortization of the financing fees over the term of the Notes. Interest expense for the nine months ended September 30, 2013 primarily related to the amortized debt discount and interest on both the July 2012 Notes and the January 2013 convertible promissory notes and the amortization of the financing fees over the term of the notes. Interest expense for the nine months ended September 30, 2012 primarily related to the amortized debt discount and interest on the July 2012 Notes.

Interest income for the three and nine months ended September 30, 2013 was $4,448 and $9,388, respectively, compared with $61 and $256 for the three and nine months ended September 30, 2012, respectively.

Loss on extinguishment of debt related to the September 24, 2013 conversion of the remaining July 2012 convertible secured promissory notes was $2,518,912 for both the three and nine months ended September 30, 2013. There was no loss on extinguishment of debt recorded for either the three or nine months ended September 30, 2012.

Opexa reported a net loss for the three and nine months ended September 30, 2013 of $5.72 million, or ($0.39) per share, and $12.9 million, or ($1.29) per share, respectively. For the same three and nine month period ended September 30, 2012, Opexa reported a net loss of $2.36 million, or ($0.40) per share, and $6.9 million, or ($1.20) per share, respectively.

Cash and cash equivalents were $20,172,485 as of September 30, 2013, compared to $592,004 as of December 31, 2012. Inclusive of the $5 million upfront payment received from Merck Serono in conjunction with the License and Option Agreement, the Company’s financing activities generated approximately $27 million in net proceeds for the nine months ended September 30, 2013.

For additional information please see Opexa’s Quarterly Report on Form 10-Q filed today with the SEC.

Conference Call and Webcast Details

Opexa will conduct a conference call and webcast to provide a corporate update and discuss the financial results at 5:00 p.m. Eastern Time today. To participate in the conference call, dial in approximately ten minutes before the scheduled 5:00 p.m. time to (253) 237-1170 or toll free at (877) 372-0867. Please reference conference ID 94585914 or the Opexa Therapeutics Earnings Call.

A live webcast of the call can also be accessed via the webcast link on the Investor Relations page of Opexa’s website (www.opexatherapeutics.com).

About Opexa

Opexa’s mission is to lead the field of Precision Immunotherapy™ by aligning the interests of patients, employees and shareholders. The Company’s leading therapy candidate, Tcelna®, is a personalized T-cell immunotherapy that is in a Phase IIb clinical development program (the Abili-T trial) for the treatment of Secondary Progressive MS. Tcelna is derived from T-cells isolated from the patient’s peripheral blood, expanded ex vivo, and reintroduced into the patients via subcutaneous injections. This process triggers a potent immune response against specific subsets of autoreactive T-cells known to attack myelin.

About Multiple Sclerosis (MS)

Multiple Sclerosis is a chronic, inflammatory condition of the central nervous system and is the most common, non-traumatic, disabling neurological disease in young adults. It is estimated that approximately two million people have MS worldwide.

While symptoms can vary, the most common symptoms of MS include blurred vision, numbness or tingling in the limbs and problems with strength and coordination. The relapsing forms of MS are the most common. The Secondary Progressive form of MS represents about a third of the MS patient population.

About Tcelna

Tcelna® is a potential personalized therapy that is under development to be specifically tailored to each patient's disease profile. Tcelna is manufactured using ImmPath™, Opexa's proprietary method for the production of a patient-specific T-cell immunotherapy, which encompasses the collection of blood from the MS patient, isolation of peripheral blood mononuclear cells, generation of an autologous pool of myelin-reactive T-cells (MRTCs) raised against selected peptides from myelin basic protein (MBP), myelin oligodendrocyte glycoprotein (MOG) and proteolipid protein (PLP), and the return of these expanded, irradiated T-cells back to the patient. These attenuated T-cells are reintroduced into the patient via subcutaneous injection to trigger a therapeutic immune system response.

Opexa is currently conducting a Phase IIb study of Tcelna. Named “Abili-T,” the trial is a randomized, double-blind, placebo-controlled clinical study in patients who demonstrate evidence of disease progression with or without associated relapses. The trial is expected to enroll 180 patients at approximately 33 leading clinical sites in the U.S. and Canada with each patient receiving two annual courses of Tcelna treatment consisting of five subcutaneous injections per year. The trial’s primary efficacy outcome is the percentage of brain volume change (atrophy) at 24 months. Study investigators will also measure several important secondary outcomes commonly associated with MS, including disease progression as measured by the Expanded Disability Status Scale (EDSS), annualized relapse rate and changes in disability as measured by EDSS and the MS Functional Composite.

For more information visit the Opexa Therapeutics website at www.opexatherapeutics.com.

Cautionary Statement Relating to Forward-Looking Information for the Purpose of "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995

This earnings release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements contained in this release, other than statements of historical fact, constitute "forward-looking statements." The words "expects," "believes," "anticipates," "estimates," “enables,” "may," "could," "intends," “positions,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements do not constitute guarantees of future performance. Investors are cautioned that statements which are not strictly historical statements, including, without limitation, statements regarding current or future financial payments, returns, royalties, performance and position, management’s strategy, plans and objectives for future operations, plans and objectives for product development, plans and objectives for present and future clinical trials and results of such trials, plans and objectives for regulatory approval, litigation, intellectual property, product development, manufacturing plans and performance, and management’s initiatives and strategies, and the financing and development of the Company's product candidate, Tcelna (imilecleucel-T), constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties include, but are not limited to, risks associated with: market conditions; our capital position; our ability to compete with larger, better financed pharmaceutical and biotechnology companies; new approaches to the treatment of our targeted diseases; our expectation of incurring continued losses; our uncertainty of developing a marketable product; our ability to raise additional capital to continue our development programs (including to undertake and complete any ongoing or further clinical studies for Tcelna), including in this regard our ability to satisfy various conditions required to access the financing potentially available under the purchase agreements with Lincoln Park Capital Fund, LLC (“Lincoln Park”) (such as the minimum closing price for our common stock and the requirement for an ongoing trading market for our stock); our ability to raise additional capital through the sale of shares of our common stock under the purchase agreements with Lincoln Park or under our at-the-market (ATM) facility; our ability to maintain compliance with NASDAQ listing standards; the success of our clinical trials (including the Phase IIb trial for Tcelna in secondary progressive MS which, depending upon results, may determine whether Ares Trading SA (“Merck”) elects to exercise its option for an exclusive license to Tcelna for the treatment of MS (the “Option”)); whether Merck exercises its Option and, if so, whether we receive any development or commercialization milestone payments or royalties from Merck pursuant to the Option; our dependence (if Merck exercises its Option) on the resources and abilities of Merck for the further development of Tcelna; the efficacy of Tcelna for any particular indication, such as for relapsing remitting MS or secondary progressive MS; our ability to develop and commercialize products; our ability to obtain required regulatory approvals; our compliance with all Food and Drug Administration regulations; our ability to obtain, maintain and protect intellectual property rights (including for Tcelna); the risk of litigation regarding our intellectual property rights or the rights of third parties; the success of third party development and commercialization efforts with respect to products covered by intellectual property rights that we may license or transfer; our limited manufacturing capabilities; our dependence on third-party manufacturers; our ability to hire and retain skilled personnel; our volatile stock price; and other risks detailed in our filings with the SEC. These forward-looking statements speak only as of the date made. We assume no obligation or undertaking to update any forward-looking statements to reflect any changes in expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

OPEXA THERAPEUTICS, INC. (a development stage company)

Statements of Expenses Data (unaudited):
`	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Option Revenue	$348,837	$-	$917,774	$-

Research and development	$2,494,463	$1,455,938	$6,338,859	$4,504,243
General and administrative	626,668	532,474	2,479,708	1,878,236
Depreciation and amortization	90,935	81,514	258,144	225,365
Loss on disposal of assets	-	-	-	-
Operating loss	(2,863,229)	(2,069,926)	(8,158,937)	(6,607,844)

Interest income	4,448	61	9,388	256
Other income, net	-	-	37,910	-
Loss on extinguishment of debt	(2,518,912)	-	(2,518,912)	-
Loss on derivative instruments	-	(136,889)	-	(136,889)
Interest expense	(346,239)	(151,029)	(2,267,293)	(152,002)
Net loss	$(5,723,932)	$(2,357,783)	$(12,897,844)	$(6,896,479)

Basic and diluted loss per share	$(0.39)	$(0.40)	$(1.29)	$(1.20)

Weighted average shares outstanding	14,721,474	5,762,028	10,011,453	5,762,028

Selected Balance Sheet Data:
	September 30, 2013 (unaudited)	December 31, 2012
Cash and cash equivalents	$20,172,485	$592,004
Other current assets	1,304,146	1,077,546
Fixed assets, net	1,226,511	1,265,041
Restricted cash	-	1,000,000
Deferred financing costs, net	-	211,479
Other long term assets	85,047	-
Total assets	22,788,189	4,146,070
Total current liabilities	3,365,965	885,975
Notes payable, net	-	376,763
Deferred revenue	2,686,878	-
Total stockholders' equity	16,735,346	2,883,332

CONTACT:
Opexa Therapeutics, Inc.
Karthik Radhakrishnan
Chief Financial Officer
281-775-0600
or
Investor Relations:
The Trout Group
Adam Cutler
646-378-2936
opexa@troutgroup.com